Exhibit 99.1

Conference call:	Today, Thursday, May 8, 2014 at 4:30 p.m. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5357 or 212-231-2930

Wave Reduces Q1 Net Loss on Revenue of $5.3M

Lee, MA—May 8, 2013—Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, today reported first quarter (Q1 ‘14) results for the period ended March 31, 2014. Wave will host a live webcast http://www.media-server.com/m/p/cz93i98z and conference call (415-226-5357 or 212-231-2930) today at 4:30 p.m. ET to review its Q1 results and progress to date in 2014.

Q1 Financial Highlights

•                  Wave’s Q1 ‘14 net loss was $3.3 million, or ($0.09) per basic share, compared to a net loss of $10.2 million, or ($0.39) per basic share in Q1 ‘13. The Q1 ‘14 net loss included one-time severance expenses of $0.4 million related to Wave’s former CFO while the Q1 ‘13 net loss included $4.2 million in non-cash impairment charges. The Q1 ‘13 net loss per basic share has been adjusted for a 1-for-4 reverse stock split effective July 1, 2013.

•                  Q1 ‘14 combined SG&A and R&D expenses declined by 25% to $8.3 million versus Q1 ‘13 as a result of management’s ongoing cost reduction initiatives. Excluding the severance expenses noted above, Wave’s Q1 ‘14 SG&A and R&D expenses would have decreased by 29% as compared to Q1 ‘13.

•                  Licensing and maintenance net revenues rose 7% in Q1 ‘14 to $5.3 million compared to $5.0 million in Q1 ‘13. The increase in licensing and maintenance revenue was due primarily to an increase in revenue recognized on Wave’s license upgrade sales. Services revenue decreased by $0.8 million as this amount earned during Q1 ‘13 was related to a contract with the United States Department of Defense that was completed during 2013.

•                  Q1 ‘14 total billings declined 17% to $4.9 million vs. Q1 ‘13 total billings of $5.9 million. This was due primarily to a decrease in services billings of $0.8 million and a decrease in OEM billings of $0.4 million offset by an increase in licensing and maintenance billings of $0.2 million. The decrease in OEM billings consisted primarily of a decrease in Dell-related OEM bundling billings due to a continued decline in total units shipped.

Working Capital and Fundraising

•                  At March 31, 2014, Wave’s total current assets were $8.0 million, while total current liabilities were $13.6 million, including $6.9 million in deferred revenue. Cash and cash equivalents rose to $4.3 million at March 31, 2014 compared to $2.1 million at December 31, 2013 and $1.8 million at March 31, 2013.

•                  During Q1 ‘14 Wave sold 5.4 million common shares at an average price of $1.02 per share, for net proceeds of $5.3 million, through its At-The-Market (ATM) share sale facility. Subsequent to March 31, 2014 Wave has not raised any additional capital thorough the ATM facility but will continue to evaluate its financing needs.

CEO Commentary:

“The first quarter of 2014 saw modest but welcome increases in software license billings and revenues over Q1 2013. Combined with significant reductions in our operating expenses from a year ago, the execution of multiple new licensing and marketing agreements with partners that are leading to new revenue streams and the replacement of several key members of the Wave management team, Wave is now showing visible signs of progress in implementing our strategic transition plan. As I said during our last quarterly call, our objectives won’t be accomplished in a single quarter or two— this will be a longer-term proposition — but I believe we are on track to achieve our goals,” said Wave CEO Bill Solms.

“One of the more significant developments came with the addition of a new CFO, the promotion of one of our executives to head up our APAC business and global business development, along with key additions to the North American sales team. We also strengthened our board with the addition of Lorraine Hariton and David Côté, each with first-rate credentials, relevant experience and fresh new perspective.

“I am encouraged by the progress we are making with our OEM partners, including our development activities with Micron and our joint efforts to develop solutions to protect IP-connected embedded devices from malware and our expanded development partnership with Samsung. In January we announced our support for Samsung’s new line of flash self-encrypting drives, followed by news of the first shipments of the new Samsung Trusted Platform Module security chips that include Wave’s management software — the culmination of several years of development work.

“On the sales side, we’re introducing a growing number of prospects to our Virtual Smart Card solution, one that we believe offers significant cost and implementation advantages over external security tokens that command a significant market today. We also received positive responses at marquee events such as the RSA Conference in February and the Gartner Identity and Access Management Conference held in London during March.

“There is substantial work in front of us. But we are making progress in building a solid foundation for future quarters, and we are working toward our objective of improving our operating results as we progress throughout the rest of the year.”

Recent Corporate Developments:

•                  Micron Technology and Wave collaborate to secure connected devices against emerging threats

•                  Wave launches comprehensive management for Kingston’s KC300 Opal Solid State Drives

•                  Wave appoints Silicon Valley executives Lorraine Hariton and David Côté to Board

•                  Wave begins shipping its management software bundled with Samsung TPM security chips

•                  Wave introduces software to manage Samsung’s solid-state self-encrypting drives

•                  Wave encryption management software accepted for evaluation by UK Government’s CESG

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words

“may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Eric Lentini
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2014	2013 (1)
Net revenues:
Licensing and maintenance	$5,332,539	$4,993,726
Services	—	800,000
Total net revenues	5,332,539	5,793,726
Operating expenses:
Licensing and maintenance - cost of net revenues	312,828	2,225,599
Services - cost of net revenues	—	107,361
Selling, general and administrative	5,201,968	7,179,003
Research and development	3,064,673	3,848,982
Impairment of goodwill and intangible assets	—	2,590,000
Total operating expenses	8,579,469	15,950,945
Operating loss	(3,246,930)	(10,157,219)
Other income (expense):
Net currency transaction (loss) gain	(1,711)	1,631
Net interest expense	(44,864)	(58,167)
Total other income (expense), net	(46,575)	(56,536)
Net loss	$(3,293,505)	$(10,213,755)
Loss per common share — basic and diluted (2)	$(0.09)	$(0.39)
Weighted average number of common shares outstanding (2)	38,486,897	26,347,688

(1)         Year-ago Q1 period reflects non-cash impairment charges totaling $4.2M for the write down of goodwill and intangible assets attributed to Wave’s Safend subsidiary, of which $1.6M is included in licensing and maintenance - cost of net revenues and $2.6M is reflected as an impairment of goodwill and intangible assets.

(2)         All shares and per share data presented in these consolidated financial statements have been retroactively adjusted to reflect the 1-for- 4 reverse stock split.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Total net revenues	$5,332,539	$5,793,726
Increase (decrease) in deferred revenue	(426,699)	97,388

Total billings (Non-GAAP)	$4,905,840	$5,891,114

Net loss as reported	$(3,293,505)	$(10,213,755)
Net interest expense	44,864	58,167
Income tax expense	—	—
Depreciation and amortization	236,648	315,909
Stock-based compensation expense	414,283	437,706
Impairment of goodwill and intangible assets	—	4,205,000

EBITDAS (Non-GAAP)	$(2,597,710)	$(5,196,973)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings are provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings are not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$4,343,604	$2,120,102
Accounts receivable, net of allowance for doubtful accounts of $-0- at March 31, 2014 and December 31, 2013, respectively	2,586,640	2,730,077
Pledged receivables	526,765	1,683,188
Prepaid expenses	482,451	488,656
Total current assets	7,939,460	7,022,023
Property and equipment, net	530,603	596,820
Amortizable intangible assets, net	2,445,246	2,590,920
Goodwill	1,448,000	1,448,000
Other assets	168,281	167,146
Total Assets	12,531,590	11,824,909

Liabilities and Stockholders’ Deficit
Current Liabilities:
Secured borrowings	447,750	1,430,710
Accounts payable and accrued expenses	6,195,125	6,789,274
Deferred revenue	6,944,706	6,996,239
Total current liabilities	13,587,581	15,216,223
Other long-term liabilities	66,838	78,618
Royalty liability	4,434,043	4,509,629
Long-term deferred revenue	981,808	1,003,614
Total Liabilities	19,070,270	20,808,084

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 40,385,524 shares issued and outstanding at March 31, 2014 and 35,019,740 at December 31, 2013	403,855	350,197
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding at March 31, 2014 and December 31, 2013	89	89
Capital in excess of par value	413,591,361	407,907,019
Accumulated deficit	(420,533,985)	(417,240,480)
Total Stockholders’ Deficit	(6,538,680)	(8,983,175)
Total Liabilities and Stockholders’ Deficit	$12,531,590	$11,824,909

All shares and per share data presented in these consolidated financial statements have been retroactively adjusted to reflect the 1-for-4 reverse stock split.

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